On January 1, 2002, Firstar Mutual Fund Services, LLC, the Kopp Emerging Growth Fund's fund administrator and shareholder servicing agent, changed its name to U.S. Bancorp Fund Services, LLC.

On January 1, 2002, Firstar Bank, N.A., the Kopp Emerging Growth Fund's custodian, changed its name to U.S. Bank, N.A.